Exhibit 10.28

Execution Copy

4TH MODIFICATION OF LEASE AGREEMENT

4TH MODIFICATION OF LEASE AGREEMENT (this “Agreement”), made as of this 13th day of August, 2004 between 180 VARICK LLC, a New York limited liability company, having an address at c/o Olmstead Properties, Inc., 575 Eighth Avenue, Suite 2400, New York, New York 10018 (“Landlord”), and IMCLONE SYSTEMS INCORPORATED, a Delaware corporation, having its principal place of business at 180 Varick Street, New York, New York 10014 (“Tenant”).

WITNESSETH

WHEREAS, 180 Varick Street Corporation (Landlord’s predecessor) and Tenant entered into a Lease, dated as of December 10, 1998 (the “Original Lease”), covering premises in the building located at 180 Varick Street, New York, New York (the “Building”);

WHEREAS, the Original Lease was modified by the following agreements between 180 Varick Street Corporation and Tenant: (i) Modification Agreement (the “First Amendment”), dated as of December 15, 2000; (ii) 2nd Modification of Lease Agreement (the “Second Amendment”), dated as of May 29, 2001; and (iii) 3rd Modification of Lease Agreement (the “Third Amendment”), dated as of December 30, 2002 (collectively, the “Modification Agreements”; the Original Lease, as modified by the Modification Agreements, known collectively as the “Lease”);

WHEREAS, pursuant to the Lease, Landlord presently leases to Tenant premises consisting of (i) the portions of the fifth floor of the Building known as “Suite 508”. “Suite 510” and “Suite 520”. as more particularly shown on Exhibit A annexed hereto; (ii) the entire rentable portion of the sixth floor of the Building, as more particularly shown on said Exhibit A (the “Sixth Floor”); (iii) the entire rentable portion of the seventh floor of the Building, as more particularly shown on said Exhibit A (the “Seventh Floor”); and (iv) the portions of the eighth floor of the Building known as “Suite 802” and “Suite 824”. as more particularly shown on said Exhibit A;

WHEREAS, Landlord and Tenant desire to increase the premises demised under the Lease as of the date hereof so as to include the portion of the fifth floor of the Building known as “Suite 526”, as more particularly shown on Exhibit A annexed hereto;

WHEREAS, Landlord and Tenant desire to increase the premises demised under the Lease at certain dates in the future so as to include certain additional portions of the fifth (5th) and eighth (8th) floors of the Building, as hereafter provided;

WHEREAS, Landlord and Tenant desire to extend the term of the Lease for different periods for different portions of the Premises;

WHEREAS, Landlord and Tenant desire to modify certain other provisions of the Lease as more specifically set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, Landlord and Tenant hereby agree as follows:

1.                                       Definitions.

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

2.                                       Suite 526 and Term Extension.

A.                                   Suite 526, Effective as of August 15, 2004, Suite 526 is hereby added to and included in the Premises, and all references in the Lease and this Agreement to the “Premises”, the “premises”, the “Demised Premises” and the “demised premises” shall be deemed to include Suite 526. Tenant hereby accepts possession thereof in its “as is” condition, and Landlord shall not be required to perform any work thereto and Landlord makes no representations or warranties with respect thereto.

B.                                     Extension Terms. The term of the Lease is hereby extended upon and subject to the same terms, covenants and conditions as in the Lease, except as otherwise set forth herein:

(i)                                     with respect to (a) Suite 508, Suite 510 and Suite 520; (b) those Additional Spaces (as hereinafter defined) known as Suite 516 and Suite 518; and (c) the Sixth Floor (collectively, the “Long-Term Space”), through December 31,2014 (the “Long-Term Space Expiration Date”); and

(ii)                                  with respect to (a) Suite 526; (b) the Additional Space known as Suite 522; (c) the Seventh Floor; (d) Suite 802 and Suite 824; and (e) those Additional Spaces known as Suite 806 and Suite 808 (collectively, the “Short-Term Space”), through December 31,2007 (the “Short-Term Space Expiration Date”).

C.                                     Definitions.          As of the date hereof: (i) the “term”, as defined in the Lease, shall mean the original term as extended hereby; and (ii) the “Expiration Date”, as defined in the Lease, shall mean the Short-Term Space Expiration Date with respect to the Short-Term Space and the Long-Term Space Expiration Date with respect to the Long-Term Space (as such terms are defined in Section 2(B) hereof), unless the term of the Lease, as extended hereby, shall sooner terminate pursuant to the terms of the Lease or by law.

3.                                       Additional Spaces.

A.                                   Additional Space Commencement Dates,                                                Subject to the terms of this Section 3, upon the date (each date known as an “Additional Space Commencement Date”) upon which Landlord shall deliver to Tenant vacant and broom-clean possession of any of those portions of the fifth (5th) and eighth (8th) floor of the Building shown on Exhibit A annexed hereto and known as “Suite 516”. “Suite 518”. “Suite 522”. “Suite 806” and “Suite 808” (each known as an “Additional Space” and collectively as the “Additional Spaces”), such Additional Space shall be added to and included in the Premises, and all references in the Lease and this Agreement to the “Premises”, the “premises”, the “Demised Premises” and the “demised premises” shall be deemed to include such Additional Space.

B.                                     Condition of Additional Spaces. Tenant has inspected all of the Additional Spaces and agrees to take them in their then “as is” condition, so long as they are vacant, free of personalty and broom-clean, and Landlord shall not be required to perform any work to the Additional Spaces and Landlord makes no representations or warranties with respect thereto.

C.                                     Acceleration of Additional Space Commencement Dates.           The (x) expiration dates of the leases or rights of occupancy of each of the existing occupants of the Additional Spaces, and (y) the anticipated Additional Space Commencement Date of each Additional Space (each, an “Anticipated Additional Space Commencement Date”) are set forth on Exhibit B annexed hereto, and none of the Additional Space Commencement Dates shall occur prior to such Anticipated Additional Space Commencement Dates. Notwithstanding the foregoing, Landlord shall have the right, upon at least thirty (30) days’ prior written notice to Tenant, to accelerate any of the Anticipated Additional Space Commencement Dates with respect to any Additional Spaces.

D.                                    Failure to Deliver Possession.          If for any reason Landlord shall be unable to deliver possession of any Additional Space to Tenant on any Anticipated Additional Space Commencement Date, Landlord shall have no liability to Tenant therefore (except as otherwise expressly provided herein) and the validity of the Lease and this Agreement shall not be impaired (except that no rent, real estate tax payments or other expenses shall be payable by Tenant with respect to such undelivered Additional Space), nor shall the Term be extended, by reason thereof, and Tenant shall accept delivery of such Additional Space when delivered to Tenant, provided that such Additional Space is then vacant, free of personalty and broom-clean. This Paragraph D shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect. Notwithstanding the foregoing, in the event that any Additional Space Commencement Date shall fail to occur within ninety (90) days of the applicable Anticipated Additional Space Commencement Date, as the same may be accelerated pursuant to Paragraph 3(C) hereof (subject to reasonable extensions for force majeure), Tenant may, upon thirty (30) days’ prior written notice to Landlord (which notice must be given to Landlord, by certified mail return receipt requested, to the attention of Sam Rosenblatt, and which must state, in bold-faced capital letters, the following: “LANDLORD’S FAILURE TO DELIVER POSSESSION OF THE ADDITIONAL SPACE KNOWN AS SUITE          WITHIN THIRTY (30) DAYS OF THE DATE HEREOF SHALL RESULT IN THE TERMINATION OF THE LEASE WITH RESPECT TO SUCH ADDITIONAL SPACE.”), seek to terminate this Lease with respect to such Additional Space only, and if Landlord shall have failed to cause the Additional Space Commencement Date to occur with respect to such Additional Space prior to the end of such thirty (30) day period, the Lease shall terminate with respect to such Additional Space only, and the Minimum Rent and Tenant’s Share shall be appropriately adjusted.

4.                                       Minimum Rent.

A.                                   Prior to January 1. 2005.

(i)                                     Commencing as of the date hereof, and through December 31, 2004, the Minimum Rent payable under the Lease shall increase by the sum of $4,884.75 per month (prorated for any partial months) to take account of the inclusion of Suite 526 into the Premises.

(ii)                                  In the event the Additional Space Commencement Date for any particular Additional Space shall occur between the date hereof and December 31,2004, then effective as of such Additional Space Commencement Date, the monthly Minimum Rent currently payable under the Lease shall be increased by the amount shown on Exhibit B annexed hereto with respect to such Additional Space.

B.                                     Lone-Term Space From and After January 1. 2005.                                                Effective as of January 1, 2005, the Minimum Rent payable under the Lease for the Long-Term Space (as defined in Section 2(B) hereof) is as follows:

(i)                                     For the period from January 1, 2005 though December 31, 2005, at the rental rate of $792,261.00 per annum ($66,021.75 per month);

(ii)                                  For the period from January 1, 2006 though December 31, 2006, at the rental rate of $814,268.25 per annum ($67,855,68 per month);

(iii)                               For the period from January 1, 2007 though December 31, 2007, at the rental rate $836,275.50 per annum ($69,689.63 per month);

(iv)                              For the period from January 1,2008 though December 31,2008, at the rental rate of $858,282.75 per annum ($71,523.56 per month);

(v)                                 For the period from January 1, 2009 though December 31, 2009, at the rental rate of $880,290.00 per annum ($73,357.50 per month);

(vi)                              For the period from January 1, 2010 though December 31,2010, at the rental rate of $902,297,25 per annum ($75,191.44 per month);

(vii)                           For the period from January 1,2011 though December 31, 2011, at the rental rate of $924,304,50 per annum ($77,025,38 per month);

(viii)                        For the period from January 1,2012 though December 31,2012, at the rental rate of $946,311.75 per annum ($78,859.31 per month);

(ix)                                For the period from January 1,2013 though December 30,2013, at the rental rate of $968,319.00 per annum ($80,693.25 per month); and

(x)                                   For the period from January 1,2014 through the Long-Term Space Expiration Date, at the rate of $990,326.25 per annum ($82,527.18 per month).

C.                                     Short-Term Space From and After January 1, 2005.  Effective as of January 1, 2005, the Minimum Rent payable under the Lease for the Short-Term Space (as defined in Section 2(B) hereof) is as follows:

(i)                                     For the period from January 1,2005 though December 31,2005, at the rental rate of $1,044,279 per annum ($87,023.25 per month);

(ii)                                  For the period from January 1, 2006 though December 31, 2006, at the rental rate of $1,073,286.70 per annum ($89,440.56 per month); and

(iii)                               For the period from January 1,2007 though the Short-Term Space Expiration Date, at the rental rate $1,102,294.50 per annum (591,857.88 per month).

D.                                    Failure to Deliver Additional Spaces.                     Notwithstanding the foregoing, in the event the Additional Space Commencement Date for any particular Additional Space shall have not occurred on or prior to January 1, 2005, the Minimum Rent set forth in Paragraphs B and C of this Section 4 shall be reduced by the amount allocable to such Additional Space as set forth on Exhibit B annexed hereto for the period from January 1,2005 through the occurrence of the Additional Space Commencement Date.

E.                                      Partial Months.                                      If the Additional Space Commencement Date for any particular Additional Space shall not occur on the first day of a month, then the commencement of the Minimum Rent and any adjustments set forth in Paragraphs A and D of this Section 4 shall be equitably prorated for such calendar month.

5.                                       Tenant’s Tax Payment

A.                                   Base Tax Readjustment.  From and after:

(x) the Additional Space Commencement Date, with respect to any Additional Space for which the Additional Space Commencement Date shall have occurred between the date hereof and December 31,2004, and

(y) January 1, 2005, with respect to the balance of the Premises

(the foregoing known as the “Readjustment Dates”), the term “Base Tax” shall mean average of the Taxes for the period from July 1,2004 through June 30,2005 and the Taxes for the period from July 1, 2005 through June 30, 2006.

B.                                     Tenant’s Share Readjustment.        From and after the Readjustment Dates, the term “Tenant’s Share” shall be deemed to mean 20,16% (the “Aggregate Tenant’s Share”); provided, however, that in the event the Additional Space Commencement Date for any of the Additional Spaces shall have not yet occurred, the Tenant’s Share shall be an amount equal to (x) the Aggregate Tenant’s Share, less (y) the sum of each percentage shown on Exhibit B annexed hereto allocable to each Additional Space for which the Additional Space Commencement Date shall have not then occurred, it being agreed that the Tenant’s Share shall increase effective as of the occurrence of the applicable Additional Space Commencement Date. The Tenant’s Share shall be reduced by 11.47% (which the parties agree is the portion of the Tenant’s Share allocable to the Short-Term Space, including all Additional Spaces that are Short-Term Space) on the day following the Short-Term Space Expiration Date (or on the day following the last day of the First Short-Term Space Renewal Term or the Second Short-Term Space Renewal Term, if exercised by Tenant) (as all of the foregoing terms are hereinafter defined), provided Tenant shall have vacated the Short-Term Space pursuant to the terms of the Lease.

C.                                     Modification to Original Lease.   As of January 1, 2005, Section 3 of the Third Amendment is hereby deleted, and Article 46 of the Original Lease is hereby modified as follows:

(i)                                     The term ‘Taxes” shall be deemed to exclude Landlord’s income, franchise, estate or inheritance taxes, and shall also exclude interest, penalties and late charges thereon (unless any interest, penalties and late charges shall arise directly from Tenant’s failure to timely make the applicable Tax Payment), unless the same are imposed or assessed in lieu of any Taxes imposed or assessed under the current method of taxation.

(ii)                                  If Landlord fails to give Tenant any invoice for increased Taxes within twelve (12) months of the expiration of the Term, Landlord shall be deemed to have waived its right to give Tenant any further invoices for Taxes.

(iii)                               Section 46(B)(ii) of the Original Lease is hereby replaced to read as follows: “In the event the Base Tax is increased or decreased during the term of this Lease, Tenant’s obligation with respect to any Tax Payments shall be adjusted accordingly, with any overpayment by Tenant in connection therewith credited to Tenant’s next succeeding payment (or, if during the last year of the term, refunded to Tenant within thirty (30) days following the expiration of the term), and any underpayment payable by Tenant to Landlord on thirty (30) days’ written notice.

(iv)                              This Section 5(C) shall survive the expiration or sooner termination, of the Lease.

6.                                     Electricity

A.                                   Notwithstanding anything to the contrary in the Lease, from and after January 1, 2005, Tenant shall pay for the electricity consumed in the Premises, as such usage is shown on Tenant’s submeter or submeters, based upon the rate per kilowatt hour and kilowatt demand billed to Landlord for electricity supplied to the Building by the public utility company serving the Building (including applicable taxes, meter reading charges and other charges on electricity imposed by the utility, but not including late fees, penalties and interest charges, Landlord’s electrical consultant’s charges and other charges not imposed by the utility). In addition, Tenant shall pay to Landlord an administrative charge equal to seven percent (7%) of the foregoing (excluding, however, sales tax).

B.                                     In the event the Additional Space Commencement Date for any particular Additional Space shall occur between the date hereof and December 31,2004, then effective as of such Additional Space Commencement Date, Tenant shall pay for the electricity consumed in such Additional Space, with such payments to be calculated based on the provisions of Paragraph A of this Section 6.

C.                                     In the event that electricity consumed in the Premises is measured by more than one meter, at Tenant’s option, the usage of each meter may be totalized together to look as if a single meter is servicing the Premises, provided that if there shall be any cost in so totalizing the usage, such cost shall be borne by Tenant.

7.                                       Use.

Permitted Uses.             Notwithstanding anything to the contrary in Sections 41(h) and 58M of the Original Lease: Tenant shall use all portions of the fifth floor of the Building covered by this Lease and the Sixth Floor solely for executive and administrative offices and no other purpose, and subject nevertheless to the terms of the Lease (including, without limitation, Section 43 thereof), except that Tenant shall be permitted to install and use in the Sixth Floor (subject to the provisions of the Lease pertaining to the making of alterations) an executive bathroom with shower, kitchenettes, each of which may contain a wall oven, dishwasher, microwave ovens and counter appliances (but in any event with no gas service), and a lunchroom serving Tenant’s employees, provided that such use is ancillary only, and subject nevertheless to the terms hereinafter provided, and Tenant shall use all portions of the Seventh Floor, Suite 802 and Suite 824 (collectively, the “Lab Space’) solely as a laboratory facility (including an animal laboratory facility) for biotechnology, molecular modeling and high technology and other scientific research, and for the small scale non-commercial manufacture of antibodies, small molecules, vaccines, and other therapeutic and diagnostic materials, and for no other purpose, and subject nevertheless to the terms of the Lease (including, without limitation, Section 43 thereof). Tenant acknowledges that Landlord makes no representations as to whether or not any of the foregoing uses are permissible as a matter of law. Tenant further acknowledges that nothing herein shall entitle Tenant to install plumbing or other lines in areas of the Building that are leased to or occupied by other tenants or occupants (including, without limitation, beneath the slab floor of the Demised Premises, to the extent leased to or occupied by other tenants).

8.                                       Assignment and Subletting.

As of January 1,2005, Article 77 of the Original Lease is hereby deleted and replaced as follows:

“77.                           ASSIGNMENT. SUBLETTING. MORTGAGING.

A.                                   General Terms.                                         Except as otherwise provided herein, Tenant will not, by operation of law or otherwise, assign, mortgage or encumber this Lease, nor sublet or permit the Demised Premises or any part thereof to be used by others without obtaining the prior written consent of Landlord in each instance. The consent by Landlord to any assignment or subletting shall not in any manner be construed to relieve Tenant from obtaining Landlord’s express written consent to any other or further assignment or subletting, to the extent required herein, nor shall any such consent by Landlord serve to relieve or release Tenant from its obligations to fully and faithfully observe and perform ail of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed. If this Lease is assigned, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after Tenant has defaulted in its obligations hereunder beyond notice and the expiration of any applicable cure periods, collect rent from the subtenant or occupant.  In either event, Landlord shall apply the net amount collected to the Minimum Rent and Additional Rent due hereunder, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Lease, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease.

B.                                     Permitted Assignments and Subletting. Notwithstanding anything to the contrary contained in this Lease but subject to the terms herein, ImClone Systems Incorporated (the “Named Tenant”) and any Successor Entity or Acquiring Entity, as such terms are hereinafter defined (each of the foregoing, including the Named Tenant, known as an “ImClone Tenant”) may, without Landlord’s consent, assign this Lease or sublease all or any portion of the Premises, provided and upon the condition that: (i) Tenant shall then be (a) current in its monetary obligations and not in monetary default under this Lease, and (b) not in non-monetary default beyond the expiration of any applicable notice and cure period under the Lease, at the time of the sublease or assignment; (ii) Tenant shall have given to Landlord, no later than ten (10) business days prior to the effective date of the assignment or subletting, a draft of the assignment or sublease instrument and all documents to be executed in connection therewith and information concerning the subtenant or assignee and its use of the Premises, accompanied by a notice, which shall be given by certified mail return receipt requested, to the attention of Sam Rosenblatt, which shall state, in bold-faced capitalized letters, the following: “ATTACHED HERETO IS A SUBLEASE OR ASSIGNMENT OF LEASE. LANDLORD’S CONSENT IS NOT REQUIRED FOR THIS TRANSACTION. HOWEVER, PURSUANT TO ARTICLE 8 OF THE 4th MODIFICATION OF LEASE AGREEMENT, UNDER CERTAIN CIRCUMSTANCES LANDLORD IS ENTITLED TO RECAPTURE THE PREMISES, PROVIDED LANDLORD RESPONDS WITHIN TEN (10) BUSINESS DAYS OF THE GIVING OF THIS NOTICE.”; (iii) Tenant shall have given to Landlord, on or prior to the effective date of the assignment or subletting, a fully executed copy of the assignment or sublease instrument and all documents executed in connection therewith, which instruments and documents shall substantially conform to the draft versions previously submitted to Landlord in accordance with clause B(ii) or otherwise Tenant shall be required to again comply with the provisions of clause B(ii); (iv) the assignee or subtenant shall not be entitled to sovereign immunity; (v) the nature of the occupancy of the assignee or subtenant will not cause an excessive density of employees or traffic or make excessive demands on the Building’s services or facilities or lessen the dignity or character of the Building; (vi) the assignee or subtenant will not be a disreputable person or entity; (vii) such assignee or sublessee shall use the Demised Premises only for a Permitted Use and in no event for a Prohibited Use; and (viii) such assignment or subletting shall otherwise comply with the terms and conditions of this Article 77, to the extent applicable.

C.                                     Assignments.

(i)                                     Any assignment or transfer of this Lease shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement whereby the assignee shall assume, from and after the effective date of such assignment (or, in the case of an Acquiring Entity or a Successor Entity (as such terms are defined in Section H hereof), from and after the Commencement Date) the obligations of this Lease on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions of this Article 77 shall, notwithstanding such assignment or transfer, continue to be binding upon such assignee in respect of all future assignments and transfers. The Named Tenant and any subsequent assignor of this Lease covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of any of the Minimum Rent and/or Additional Rent by Landlord from an assignee, transferee, or any other party, the Named Tenant (and any subsequent assignor of this Lease) shall remain fully liable for the payment of the Minimum Rent and Additional Rent and for the other obligations of this Lease on the part of Tenant to be performed or observed. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease. The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises.

(ii)                                  In addition, it shall be a condition of the occurrence of an assignment to an Acquiring Entity or a Successor Entity that:

a.                                       Such entity shall, immediately following the assignment, have (i) current assets of at least $995 million; (ii) a net worth of at least $995 million; and (iii) a market capitalization of at least $4.4 billion (except that if the Acquiring Entity or Successor Entity is not a publicly traded entity, then the terms of clause (iii) shall not apply), all computed in accordance with generally accepted accounting principles (the foregoing known collectively as the “Financial Criteria”), which the parties agree is the approximate Financial Criteria applicable to Tenant as of June 30, 2004; and

a.                                       Landlord shall have been delivered, at least ten (10) business days prior to the effective date of such assignment, proof reasonably satisfactory to Landlord that the assignee will meet the Financial Criteria, as evidenced by financial statements prepared by the assignee’s independent certified public accountant in a form reasonably satisfactory to Landlord.

(iii)                               Subject to the terms herein, (i) a transfer (however accomplished, whether in a single transaction or in a series of unrelated transactions) of stock (or any other mechanism such as the issuance of additional stock, a stock voting agreement, or changes in class or classes of stock) which results in a change of control of Tenant, and (ii) a transfer (by one or more transfers) of an interest in the distributions of profits and losses of any partnership or joint venture (or any other mechanism such as the creation of additional general partnership or limited partnership interests) which results in a change of control of Tenant shall be deemed an assignment of this Lease, except that the transfer of the outstanding capital stock of Tenant by persons or parties though the “over the counter market” or through any recognized stock exchange, (other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) shall not be deemed an assignment of this Lease. For purposes of this Article 77, the term “control” shall mean, (1) ownership or voting control, directly or indirectly, of more than fifty (50%) percent of the outstanding voting stock of a corporation or other majority equity interest if Tenant is not a corporation, or (2) an interest which includes the ability to control the management of the applicable entity, including without limitation, a general partner interest.

D.                                    Subletting. With respect to each and every sublease or subletting under the provisions of this Lease, it is further agreed that:

(i)                                     No sublease shall be for a term (including any renewal rights contained in the sublease) extending beyond the expiration date of the initial term of this Lease;

(ii)                                  No sublease shall grant to the subtenant any greater rights or impose on the subtenant any lesser obligations (other than the payment of rent and other than modifications made solely to limit the subtenant’s obligations so as to cover only the subleased premises) than the rights granted to and obligations imposed on Tenant pursuant to the Lease;

(iii)                               No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of the Sublease (and all ancillary documents executed in connection with such subtenant’s occupancy of the Premises or with respect to or modifying such sublease) has been delivered to Landlord;

(iv)                              Each sublease shall provide that, subject to the provisions of any Landlord’s Nondisturbance Agreement (as hereinafter defined) between Landlord and the subtenant thereunder, such sublease shall be subject and subordinate to this Lease and to any matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossession by Landlord under this Lease Landlord may, at its option (unless Landlord shall have delivered a Landlord Non-Disturbance Agreement, as hereinafter defined), take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option (unless Landlord shall have delivered a Landlord Non-Disturbance Agreement), attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) subject to any free or abated rent provided or to be provided to the subtenant thereunder; (iv) bound by any previous modification of such sublease which does not comply with the terms of this Lease and which has not been provided to Landlord, or by any previous payment of any amount due under this Lease more than one (1) month in advance of the due date thereof, (v) bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (vi) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vii) responsible for any monies (including without limitation any work allowance) owing by Tenant to the credit of subtenant, (viii) bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such attornment, or (ix) required to remove any person occupying the Premises or any part thereof (the matters described in the foregoing clauses (i) through (ix) being herein collectively called the “Excluded Obligations”);

(v)                                 Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, except with Landlord’s prior written consent (it being agreed that a change of control, as defined herein, of any subtenant shall be deemed to be an assignment of such sublease); and

(vi)                              Each subletting shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. The Named Tenant shall and will remain fully liable for the payment of the Minimum Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article.

E.                                      Landlord’s Non-Disturbance Agreement.  Upon Tenant’s request, Landlord shall enter into a Landlord’s Non-Disturbance Agreement with the subtenant under any sublease complying with all of the terms of this Article 77 (including, without limitation Section D hereof), provided that:

(i)                                     such sublease demises not less than one (1) full floor of the Building;

(ii)                                  such sublease provides for rentals which are equal to or in excess of the Minimum Rent and all Additional Rent then payable hereunder (prorated on a square-foot basis for a sublease of less than all of the Premises) (hereafter, “Minimum Sub-Rent”) or, in the alternative, provides for a rental rate that is less than the Minimum Sub-Rent, but will automatically increase to the Minimum Sub-Rent in the event of a termination of this Lease and the attornment of the subtenant to Landlord; and

(iii)                               such subtenant shall have delivered a security deposit equal to at least four (4) months’ Minimum Rent payable thereunder.

For purposes hereof, the term “Landlord’s Non-Disturbance Agreement” shall mean an agreement on Landlord’s standard form between Landlord and any subtenant of at least one full floor of the Premises wherein Landlord agrees that, provided such subtenant is not then in default of its sublease obligations beyond the expiration of any applicable notice and cure period and provided further that Landlord shall have no obligation for any Excluded Obligations (as such term is defined in Section D(iv) hereof), it shall not disturb such subtenant’s possession of the subleased premises upon the termination of this Lease and shall recognize such subtenant upon the then executory terms of such sublease.

F.                                      Profit Recapture.  Tenant shall pay to Landlord as Additional Rent, a sum equal to 50% of (x) any Minimum Rent and Additional Rent or other consideration paid to Tenant by any assignee or subtenant which is in excess of the Minimum Rent and Additional Rent then being paid by Tenant to Landlord pursuant to the terms hereof, and (y) any other profit or gain realized by Tenant from any such assignment or subletting, after deducting in both such cases Tenant’s out-of-pocket reasonable (i) legal fees, marketing and advertising costs, brokerage commission, fees payable to Landlord under this Article 77, and architect’s fees directly incurred in connection with such sublease or assignment, (ii) work incurred in connection with preparing the Premises for occupancy by such sublessee or assignee, and (iii) any cash contributions (or so-called tenant improvement allowances) payable to subtenant, such expenses to be amortized over the term of the sublease (in the case of a sublease) or over the term of this Lease (in the case of an assignment where the consideration is not paid in a lump sum on the date of such assignment). If only a part of the Premises is sublet, then the rent paid therefore by Tenant to Landlord shall be equitably apportioned. The terms of this Paragraph F shall not apply to an assignment or subletting to a corporation or other entity into which Tenant shall be merged or consolidated (a “Successor Entity”), an entity which acquires all or substantially all of the assets, stock, or other equity interest of Tenant (an “Acquiring Entity”), or an entity which controls, is controlled by, or is under common control with Tenant (a “Related Entity”).

G.                                     Landlord’s Cancellation Right.  Notwithstanding anything to the contrary herein, in the event of (i) an assignment of this Lease, or (ii) a subletting of all or a portion of the Demised Premises where, upon the making of such sublease, more than fifty percent (50%) of the Demised Premises shall be subleased to parties who are not ImClone Tenants, Landlord shall have the option to (x) in the event of an assignment, cancel this Lease, or (y) in the event of a sublease, cancel this Lease proportionately with respect to the proposed subleased premises, by giving Tenant written notice of its intention to do so within ten (10) business days of the giving of the notice described in Paragraph B hereof, in which event such cancellation shall become effective on the effective date of such proposed subletting or assignment, with the same force and effect as if said cancellation date were the date originally set forth as the expiration date of the term of this Lease. The terms of this Paragraph G shall not apply to an assignment or subletting to a Successor Entity, an Acquiring Entity, or a Related Entity.

H.                                    Lab Space License.        Tenant shall have the right, without obtaining Landlord’s consent, without prior notice to Landlord (except as hereafter provided) and without being subject to the terms of Paragraphs F and G hereof, from time to time, subject to all of the provisions of this Lease, to permit portions of the Lab Space to be used or occupied under so-called “lab sharing” arrangements by any individual or entity with whom Tenant has a significant ongoing business relationship other than as tenants of the Lab Space, such as, by way of example, Tenant’s licensees and franchisees (each such lab space user, a “Lab Space User”): provided, that (i) any such use or occupancy of Lab Space shall be without the installation of demising walls separating such Lab Space, any separate entrance or any signage identifying such Lab Space User, (ii) at any time during the term, the aggregate of the rentable square footage then used by Lab Space Users pursuant this Section L shall not exceed fifteen percent (15%) of the then rentable square footage of the Lab Space, (iii) each Lab Space User shall use the Premises in accordance with the applicable provisions of this Lease, and only for the use expressly permitted pursuant to this Lease, (iv) in no event shall the use of any portion of the Premises by a Lab Space User create or be deemed to create any right, title or interest of such Lab Space User in any portion of the Premises or this Lease, (v) such lab sharing arrangement shall terminate automatically upon the termination of this Lease or in the event that such Lab Space User is causing excessive traffic in the Building or is detrimental to the operation and use of the Building, (vi) Tenant shall receive no rent or other payment or consideration for the use or occupancy of any space in the Lab Space by any Lab Space User in excess of an allowable share of the Rent reserved hereunder, and (vii) such lab sharing arrangement is for a valid business purpose and not to circumvent the provisions of this Article. No later than five (5) business days prior to entering into any such lab sharing arrangement, Tenant shall notify Landlord in writing of its plan to provide any space in the Lab Space to a Lab Space User, which notice shall include the rentable square feet of the Lab Space to be occupied by such Lab Space User, together with a copy of the agreement relating to the use or occupancy of such portion of the Premises by such Lab Space User. The rights granted to Tenant in this Section shall be personal to ImClone Tenants.

I.                                         Expedited Arbitration.     In the event of a dispute with respect to an assignment, subletting or licensing under the terms of this Article 77, either party may submit such dispute to arbitration, within twenty (20) days of the occurrence of the event giving rise to such dispute (time being of the essence) in The City of New York in accordance with the rules and regulations for commercial matter of the American Arbitration Association in New York or its successors (“AAA”). Any such dispute shall be resolved by a single arbitrator jointly selected by the parties within five (5) business days after the giving of the notice of arbitration by the party so requesting to the other, or if the parties are unable to agree on, or fail or refuse to select, an arbitrator within such five (5) business day period, either party, upon notice to the other, may request such appointment by the AAA. However, if the AAA is not then in existence or does not desire to act, then either party may apply to any judge or a court of competent jurisdiction in the State of New York for the appointment of an arbitrator to hear the parties and determine the matter. The ruling or determination of the arbitrator shall be final and binding upon the parties, whether or not a judgment shall be entered in any court; however, judgment upon the award rendered may not be entered in any court having jurisdiction. Any decision made by an arbitrator pursuant to this provision shall be made within twenty (20) days from the appointment of such arbitrator. In rendering its decision and award the arbitrator shall have no power to modify any of the provisions of this Lease, and the jurisdiction or the arbitrator is limited accordingly. The fees of the arbitrator shall be paid by the non-prevailing party. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances.”

J.                                        Landlord’s Expenses.       Tenant shall pay all of Landlord’s reasonable out of pocket costs and expenses directly incurred in connection with its review of any sublease, assignment, subtenant or assignee.

K.                                    Prohibited Uses.                                Notwithstanding anything to the contrary herein, in no event shall the Premises be used for any of the following uses (collectively, “Prohibited Uses“): (a) a banking, trust company, safe deposit business, a savings and loan association, or a loan company operating an “off the street” business to the general public at the Premises, (b) the sale of travelers’ checks and/or foreign exchange, (c) a stock brokerage office or for stock brokerage purposes operating an “off the street” business to the general public at the Premises, (d) a restaurant, bar or catering facility, or for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods (except if expressly provided otherwise elsewhere in this Lease), (e) the business of photographic reproductions and/or offset printing (except that Tenant and its permitted assignees, subtenants and occupants may use part of the Premises for photographic reproductions and/or offset printing in connection with, either directly or indirectly, its own business and/or activities), (f) an employment or travel agency (other than a corporate or wholesale travel agency which does not operate an “off the street” business to the general public at the Premises), (h) a school, classroom or training facility (other than a training facility for Tenant’s employees), (i) medical, dental or psychiatric offices, (j) conduct of an auction, (k) gambling activities, (1) a messenger service, (m) a salon, (n) the giving of massages, or (o) the conduct of obscene, pornographic or similar disreputable activities.

9.                                       Tenant’s Alterations.

A.                                   Landlord’s Consent.        Notwithstanding anything to the contrary in the Lease, Landlord shall not unreasonably withhold or delay its consent to any Tenant’s alterations, provided such alterations are nonstructural, do not affect the Building’s heating, electrical, plumbing, mechanical or other Building systems, and do not cause any vertical penetrations in the Building. In the event Landlord fails to approve or reject Tenant’s request to perform (x) a Specialty Alteration (as hereinafter defined) within thirty (30) days of Tenant’s request, (y) an alteration that is not a Specialty Alteration within twenty (20) days of Tenant’s request, or (z) any resubmission of alteration plans within ten (10) days of Tenant’s request, Landlord’s consent shall be deemed given; provided Tenant’s request is made by notice given to Landlord, by certified mail return receipt requested, to the attention of Sam Rosenblatt, and which shall state, in bold-faced capitalized letters, the following “WE HEREBY REQUEST YOUR CONSENT TO AN ALTERATION. PURSUANT TO PARAGRAPH 9 OF THE 4TH MODIFICATION OF LEASE AGREEMENT, LANDORD’S APPROVAL SHALL BE DEEMED GIVEN TO SUCH ALTERATION IF LANDLORD FAILS TO RESPOND TO (I) A SPECIALTY ALTERATION WITHIN 30 DAYS OF THIS REQUEST; (II) AN ALTERATION THAT IS NOT A SPECIALTY ALTERATION WITHIN 20 DAYS OF THIS REQUEST; AND (III) A RESUBMISSION WITHIN 10 DAYS OF THIS REQUEST.”

B.                                     Modification of Original Lease.  For so long as the Named Tenant or any Successor Entity, Acquiring Entity or Related Entity is the occupant of the portion of the Premises where any alteration is proposed, Section 44(D) of the Original Lease shall not apply to such alteration.

C.                                     Restoration.  Upon the applicable Expiration Date or sooner termination of the Lease, Tenant, at its sole cost and expense and subject to the terms hereinafter provided, shall remove all Specialty Alterations (as hereinafter defined) from the applicable portion of the Premises and restore the portion of the Premises subject to such Specialty Alterations to a vacant, demolished, and broom-clean condition (such work being hereinafter referred to as the “Restoration Work”). To the extent that any Restoration Work constitutes an alteration under this Lease, such alteration shall be subject to the terms and conditions of this Lease with respect to alterations. “Specialty Alterations” shall mean any and all: changes to the Building’s electrical system to accommodate Tenant; vertical penetrations, roof equipment and roof penetrations, Lab Space (including, without limitation, any and all laboratories, testing areas, research facilities, manufacturing areas and equipment, animal equipment and cages, and animal testing facilities), vaults, ADA compliant bathroom(s), internal staircases, slab penetrations, dumbwaiters, raised floors, vertical (between floors of the Building) transportation systems, cabling and equipment located in space outside of the Premises (including, without limitation, risers or other installations installed in any elevator shaft in the Building) and other installations made by or at the direction of Tenant which penetrate the slabs between the floors of the Building, and other unique or specialized installations of similar character or nature. Tenant’s obligation and liability with respect to the removal of Specialty Alteration(s) and the performance of the Restoration Work shall survive the Expiration Date or sooner expiration or termination of the Lease.

10.                                 Subordination.

A.                                   Non-Disturbance Agreements.  Notwithstanding anything to the contrary in the Lease, the subordination of the Lease to any superior mortgages and ground and underlying leases existing on the date hereof shall only be effective if the holder thereof shall grant to any ImClone Tenant a so-called non-disturbance agreement which shall be on such mortgagee’s or ground or underlying lessor’s standard form (provided that it shall be binding upon and inure to the benefit of any assignee that is an ImClone Tenant); subject, however, to the provisions hereof. Notwithstanding the foregoing, Landlord shall have no obligation to deliver a non-disturbance agreement for the benefit of Tenant if Tenant shall be in default of any monetary obligation or material non-monetary obligation hereunder beyond the expiration of any applicable notice and/or grace period. In addition, Landlord agrees to request and use commercially reasonable efforts to obtain, from any future superior mortgagees and ground and underlying lessors a non-disturbance agreement for the benefit of Tenant.

B.                                     Tenant’s Obligations.  In connection with the delivery of a non-disturbance agreement as set forth above, Tenant must (a) provide to any such mortgagee or ground or underlying lessor all such information as such party may reasonably require within twenty (20) days following request by Landlord, including without limitation, financial statements certified by Tenant’s certified public accountant, (b) execute, acknowledge and return within twenty (20) days the form of non-disturbance agreement provided by such mortgagee or ground or underlying lessor, and (c) pay all of such mortgagee’s or ground or underlying lessor’s costs and counsels’ fees in connection therewith. If Tenant does not deliver any such requested financial information or execute the standard form of such agreement provided by any mortgagee or ground or underlying lessor, Tenant acknowledges that Landlord shall have satisfied its obligation pursuant to this Section 10 and the Lease shall be subordinate to such mortgage, ground or underlying lease, notwithstanding anything herein to the contrary.

11.                                 Modifications to Lease.

A.                                   As of January 1, 2005, the following provisions are hereby deleted from the Lease: (i) Sections 58(G) and 58(M) of the Original Lease (provided, however, that in the event Tenant shall grant a security interest in, or otherwise encumber, any personalty or equipment in the Premises, nothing herein shall be deemed to grant the secured party (x) any rights greater than Tenant’s under this Lease; (y) any additional time to remove from the Premises any secured property; or (z) the right to receive any additional notices hereunder); (ii) Articles 4, 5 and 15 of the First Modification; (iii) Articles 4, 5. and 15 of the Second Modification; and (iv) Articles 4, 13 and 14 of the Third Modification.

B.                                     Articles 6 and 50 of the Original Lease are hereby modified to provide that Tenant is not obligated to make any structural alterations in order to cure any violations, unless the same arise from Tenant’s manner of use of the Premises or any alterations made in the Premises by Tenant

C.                                     Article 17(1) of the Original Lease is hereby modified by deleting all occurrences of the words “fifteen (15)” and replacing these with “thirty (30)”.

D.                                    The following language is hereby added to the fifth line of Article 17(2) of the Original Lease after the words “herein required”: “for a period of five (5) business days after the same is due”.

E.                                      The following is hereby added to the end of Article 20 of the Original Lease: “In exercising its rights under this Article 20, Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises, except that nothing herein shall obligate Landlord to employ overtime labor.”

F.                                      Article 62 of the Original Lease is hereby modified so as to replace the words “five (5) days” in the first line with the words “ten (10) days”, and so as to replace the words “five cents” in the fourth line with “two cents”.

G.                                     Notwithstanding anything to the contrary in Article 68 of the Original Lease, Tenant shall be obligated to discharge any mechanics’ lien, and to file a release or satisfaction thereof, within thirty (30) days of the giving of notice thereof by Landlord.

12.                                 Security Deposit

A.                                   Increase in Security Deposit.  The parties acknowledge that Landlord is presently holding a security deposit in the amount of $292,458.84, and that such security deposit is being held by Landlord in accordance with Article 32 of the Original Lease.  Such security deposit is hereby increased to the sum of $332,264.67 and accordingly Tenant is hereby simultaneously delivering to Landlord the sum of $39,805.83 so as to accordingly increase the security deposit. Such sum shall be held subject to and in accordance with Articles 32 and 79 of the Original Lease in an FDIC insured interest bearing bank account.

B.                                     Reduction in Security Deposit.    Provided that (i) Tenant shall not then be in (x) monetary default, or (y) non-monetary default beyond the expiration of any applicable notice and cure period, under any of its obligations under this Lease, and (ii) Tenant shall have vacated and surrendered possession of the Short-Term Space and shall have otherwise complied with all of Tenant’s obligations hereunder with respect to the surrender and restoration of the Short-Term Space, then within thirty (30) days following the Short-Term Space Expiration Date, the security deposit shall reduce to the sum of (x) $148,548.93, plus (y) any ROFO Security Deposits (as hereinafter defined), and Landlord shall return to Tenant any portion of the security deposit then held by Landlord in excess of such sum, together with interest thereon.

C.                                     Administrative Fee and Interest.  Landlord shall be entitled to deduct from any interest earned on the security deposit, as an administrative fee and in lieu of any other administrative and custodial charges with respect thereto, a fee equal to the lesser of (i) one percent (1%) per annum, and (ii) the amount of such interest. Provided Tenant is not then in default under the Lease, upon Tenant’s request, any interest earned on the security deposit shall be payable annually to Tenant (after first deducting payment of the foregoing fee).

13.                                 Renewal Terms.

A.                                   Short-Term Space Renewal Terms.         Provided that Tenant shall then be (a) current in its monetary obligations and not in monetary default under the Lease, and (b) not in non-monetary default beyond the expiration of any applicable notice and cure period under the Lease, either at the time of the exercise of the options hereinafter described or at the time of commencement of the applicable Short-Term Space Renewal Term (as hereinafter defined), Tenant shall have the right:

(iii)                               to renew the term of the Lease with respect to the Short-Term Space only for the period from January 1,2008 through December 31, 2008 (the “First Short-Term Space Renewal Term”); and

(iv)                              to renew the term of the Lease with respect to the Short-Term Space only for the period from January 1, 2009 through December 31, 2009 (the “Second Short-Term Space Renewal Term”).

The First Short-Term Space Renewal Term and the Second Short-Term Space Renewal Term are each also known as a “Short-Term Space Renewal Term” and collectively as the “Short-Term Space Renewal Terms”.  Each Short-Term Space Renewal Term shall be upon the same terms as in the Lease, as modified hereby, except that (i) the Minimum Rent during each of the Short-Term Space Renewal Terms shall be determined as provided in Paragraph C below; and (ii) except for the Short-Term Space Renewal Terms, Tenant shall have no additional right to renew the term of the Lease in respect of the Short-Term Space.

B.                                     Short-Term Space Renewal Term Notices.  If Tenant so elects to exercise either of the Short-Term Space Renewal Terms, Tenant shall give written notice (“Tenant’s Short-Term Space Renewal Notice”) to Landlord of such election (x) on or before the day that is nine (9) months prior to the commencement of the First Short-Term Space Renewal Term, and (y) on or before the day that is four (4) months prior to the commencement of the Second Short-Term Space Renewal Term. Upon Landlord’s receipt of Tenant’s Short-Term Space Renewal Notice, the Lease, subject to the provisions of this Section 13, shall be automatically extended for the applicable Short-Term Space Renewal Term with the same force and effect as if such Short-Term Space Renewal Term had been originally included in the Term.

C.                                     Short-Term Space Renewal Term Minimum Rent.

(i)                                     If Tenant elects to renew the term of the Short-Term Space for the First Short-Term Space Renewal Term, the annual Minimum Rent for the Short-Term Space only shall be at the rate of $1,131,302.25 per annum ($94,275.18 per month).

(ii)                                  If Tenant elects to renew the term of the Short-Term Space for the Second Short-Term Space Renewal Term, the annual Minimum Rent for the Short-Term Space only shall be at the rate of $1,160,310.00 per annum ($96,692.50 per month).

D.                                    Long-Term Space Renewal Terms.  Provided that Tenant shall then be (a) current in its monetary obligations and not in monetary default under the Lease, and (b) not in non-monetary default beyond the expiration of any applicable notice and cure period under the Lease, either at the time of the exercise of the options hereinafter described or at the time of commencement of the applicable Long-Term Space Renewal Term (as hereinafter defined), Tenant shall have the right:

(i)                                     to renew the term of the Lease with respect to the Long-Term Space only for the period from January 1, 2015 through December 31, 2019 (the “First Long-Term Space Renewal Term”), and

(ii)                                  to renew the term of the Lease with respect to the Long-Term Space only for the period from January 1,2020 through April 30, 2023 (the “Second Long-Term Space Renewal Term”).

The First Long-Term Space Renewal Term and the Second Long-Term Space Renewal Term are each also known as a “Long-Term Space Renewal Term” and collectively as the “Long-Term Space Renewal Terms”. Each Long-Term Space Renewal Term shall be upon the same terms as in the Lease, as modified hereby, except that (i) the Minimum Rent during each of the Long-Term Space Renewal Terms shall be determined as provided in Paragraph F below; (ii) the “Base Tax” for each Long-Term Space Renewal Term shall mean the Taxes payable for the calendar year commencing on January 1 of the first year of each such Long-Term Space Renewal Term and ending on December 31 of that same calendar year; and (iii) except for the Long-Term Space Renewal Terms, Tenant shall have no additional right to renew the term of the Lease in respect of the Long-Term Space. Any ROFO Space (as such term is hereinafter defined) that shall be incorporated into the Premises in accordance with Section 14(A) hereof shall, for the purpose of this Section 13, be deemed to be “Long-Term Space”.

E.                                      Long-Term Space Renewal Term Notices.  If Tenant elects to exercise either of the Long-Term Space Renewal Terms, Tenant shall give written notice (“Tenant’s Long-Term Space Renewal Notice”) to Landlord of such election on or before the day that is nine (9) months prior to the commencement of the applicable Long-Term Space Renewal Term, it being agreed that the day that is nine (9) months prior to the commencement of the applicable Long-Term Space Renewal Term shall hereafter be referred to as the “Notice Date”. Upon Landlord’s receipt of Tenant’s Long-Term Space Renewal Notice, the Lease, subject to the provisions of this Section 13, shall be automatically extended for the applicable Long-Term Space Renewal Term with the same force and effect as if such Long-Term Space Renewal Term had been originally included in the Term.

F.                                      Long-Term Space Renewal Term Minimum Rent.

(i)                                     If Tenant elects to renew the term of the Long-Term Space for the First Long-Term Space Renewal Term, the annual Minimum Rent for the Long-Term Space for the period from January 1, 2015 through December 31, 2015 shall be at the greater of (a) the sum of (i) the annual Minimum Rent for the Long-Term Space payable immediately prior to commencement of the First Long-Term Space Renewal Term, including any ROFO Minimum Rent, as hereinafter defined (the parties agreeing that such sum shall be $1,012,333.50 prior to inclusion of any ROFO Minimum Rent), and (ii) the annual Tenant’s Tax Payment for the Long-Term Space payable immediately prior to commencement of the First Long-Term Space Renewal Term, including, without limitation, any ROFO Tax Payment, as hereinafter defined (the parties agreeing that for purposes of the calculations to be made in this Paragraph F the Tenant’s Share for the Long-Term Space, excluding any ROFO Space, is deemed to be 8.76%), and (b) 95% of the FMV (as hereinafter defined). Commencing on January 1, 2016, and on the first day of each and every year thereafter during the First Long-Term Space Renewal Term, the Minimum Rent shall be increased by the greater of (i) 2.777% of the Minimum Rent payable immediately prior thereto, and (ii) the CPI Increase (as hereinafter defined).

(ii)                                  If Tenant elects to renew the term of the Long-Term Space for the Second Long-Term Space Renewal Term, the annual Minimum Rent for the Long-Term Space for the period from January 1, 2020 through December 31, 2020 shall be at the greater of (a) the sum of the annual Minimum Rent and the annual Tenant’s Tax Payment payable with respect to the Long-Term Space under the Lease for the Long-Term Space on December 31, 2019, and (b) 95% of the FMV (as hereinafter defined). Commencing on January 1, 2021, and on the first day of each and every year thereafter during the Second Long-Term Space Renewal Term, the Minimum Rent shall be increased by the greater of (i) 2.777% of the Minimum Rent payable immediately prior thereto, and (ii) the CPI Increase (as hereinafter defined).

G.                                     FMV Determination.  The FMV with respect to each of the Long-Term Space Renewal Terms shall be determined by the mutual written agreement of Landlord and Tenant. In the event that Landlord and Tenant shall not have reached mutual agreement as to the FMV on or before the day that is sixty (60) days following the Notice Date, then Landlord and Tenant each shall, no later than the day that is seventy-five (75) days following the Notice Date, select a Real Estate Appraiser (as hereinafter defined). If either party shall fail to so appoint a Real Estate Appraiser, the one Real Estate Appraiser so appointed shall proceed to determine the FMV. In the event that the Real Estate Appraisers selected by Landlord and Tenant agree as to the FMV, said determination shall be binding on Landlord and Tenant. In the event that the Real Estate Appraisers selected by Landlord and Tenant cannot agree as to the FMV on or before the day that is one hundred five (105) days following the Notice Date, then said Real Estate Appraisers shall jointly select a third Real Estate Appraiser, provided that if they cannot agree on the third Real Estate Appraiser on or before the day that is one hundred twenty (120) days following the Notice Date, then said third Real Estate Appraiser shall be selected in accordance with the rules prescribed by the American Arbitration Association in New York, New York (or any successor thereto). The FMV shall then be determined by the third Real Estate Appraiser no later than the day that is one hundred fifty (150) days following the Notice Date and said determination shall be binding on Landlord and Tenant.  The appraisal shall be conducted in accordance with the provisions of this Section and, to the extent not inconsistent herewith, in accordance with the prevailing rules of the American Arbitration Association in New York (or any successor thereto). The final determination of the Real Estate Appraiser(s) shall be in writing and shall be binding and conclusive upon the parties, each of which shall receive counterpart copies thereof. In rendering such decision the Real Estate Appraiser(s) shall not add to, subtract from or otherwise modify the provisions of this Lease. Landlord and Tenant shall each pay the fees of their respective Real Estate Appraisers. The fees of the third Real Estate Appraiser, if any, shall be divided evenly. If by the commencement of the applicable Long-Term Space Renewal Term, or the date on which the ROFO Space shall be included in the Premises, as applicable, the Minimum Rent pursuant to this Paragraph D shall not have been determined by the Real Estate Appraiser(s), Tenant shall pay Minimum Rent hereunder until such determination is made at a rate reasonably estimated by Landlord as the appropriate Minimum Rent for the Premises for such period, subject to adjustment upon determination of such Minimum Rent whether by appraisal by the Real Estate Appraiser(s) as hereinabove provided or by agreement of Landlord and Tenant. Upon such determination, Tenant shall promptly pay to Landlord any underpayment of Minimum Rent and, in the event of any overpayment of Minimum Rent during such period, Landlord shall credit the amount of such overpayment of Minimum Rent against the payments of Minimum Rent next coming due until such time as the overpayment has been fully credited to Tenant.

H.                                    Definitions.            As used herein:

(i)                                     The term “FMV” shall mean the anticipated annual fair market rental value of the Premises as if constructed with a customary office space installation consistent with the nature of the Building, on the commencement date of the applicable Long-Term Space Renewal Term, where such fair market value is calculated by considering all relevant market factors.

(ii)                                  The term “Real Estate Appraiser” shall mean a qualified and impartial person being a member of the Appraisal Institute and having not less than ten (10) years’ experience as an appraiser of leasehold estates relating to “Class B” New York County office buildings and in addition, shall have had experience appraising leasehold estates in the vicinity of the Building.

(iii)                               The term “CPI Increase” shall mean the percentage increase from the Base Index to the Current Index of the Consumer Price Index (as such terms are hereinafter defined). [By way of example only, if the Base Index shall be 102, and the Current Index 105, then the CPI Increase shall be 2.94% (the fraction obtained by dividing 3 by 102, and multiplying the same by 100)].

(iv)                              During the First Long-Term Space Renewal Term, the “Base Index” shall initially refer to the Consumer Price Index published for the month of October 2014 and following each increase in the Minimum Rent pursuant to Section C (iii) above, the Base Index shall refer to the Consumer Price Index published for the subsequent October. During the Second Long-Term Space Renewal Term, the “Base Index” shall initially refer to the Consumer Price Index published for the month of October 2019 and following each increase in the Minimum Rent pursuant to Section C (iv) above, the Base Index shall refer to the Consumer Price Index published for the subsequent October.

(v)                                 During the First Long-Term Space Renewal Term, the “Current Index” shall initially refer to the Consumer Price Index published for the month of October 2015, and following each increase in the Minimum Rent pursuant to Section C (iii) above, the Current Index shall refer to the Consumer Price Index published for the subsequent October. During the Second Long-Term Space Renewal Term, the “Current Index” shall initially refer to the Consumer Price Index published for the month of October 2020, and following each increase in the Minimum Rent pursuant to Section C (iv) above, the Current Index shall refer to the Consumer Price Index published for the subsequent October.

(vi)                              The “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. -Northeastern N.J. Area, All Items (1982-84=100), or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord shall reasonably select shall be substituted for the Consumer Price Index.

I.                                         Miscellaneous.     Nothing in this Section 13 shall affect Tenant’s obligations to pay Additional Rent under the Lease. In the event that Tenant exercises any option in respect of any Short-Term Space Renewal Term or Long-Term Space Renewal Term (each also known as a “Renewal Term”) in accordance with this Section 13, the term “Term” shall mean the original term as extended for the applicable Renewal Term, and the term “Expiration Date” shall mean the date of expiration of the applicable Renewal Term. Any termination, cancellation or surrender of this Lease shall terminate any right of renewal. If Tenant shall fail to exercise the First Short-Term Space Renewal Term, it shall be deemed to have waived its right to exercise the Second Short-Term Space Renewal Term. If Tenant shall fail to exercise the First Long-Term Space Renewal Term, it shall be deemed to have waived, its right to exercise the Second Long-Term Space Renewal Term. Upon the determination of the Minimum Rent for the First Long-Term Space Renewal Term, the Second Long-Term Space Renewal Term, and the period during which any ROFO Space shall be included in the Premises, as applicable, Landlord and Tenant, upon the demand of either of them, shall enter into a supplementary agreement, to set forth such Minimum Rent. Time shall be of the essence with respect to the exercise by Tenant of all of its options under this Article. The rights granted to Tenant in this Section 13 shall be personal to Imclone Tenants only.

14.                                 Rights of First Offer.

A.                                   ROFO Spaces.  Provided that Tenant shall then be (a) current in its monetary obligations and not in monetary default under the Lease, and (y) not in non-monetary default beyond the expiration of any applicable notice and cure period under the Lease, and subject to the terms hereinafter provided, Tenant will have a one-time right of first offer with respect to any of “Suite 502”. “Suite 504”, “Suite 506”, “Suite 512”, and “Suite 528” located on the fifth floor of the Building and shown on Exhibit A annexed hereto (any such space, “ROFO Space”) upon the ROFO Terms (as hereinafter defined). Set forth on Exhibit C attached hereto and made a part hereof is a list of each ROFO Space and the expiration dates of the leases of the existing occupants of such ROFO Space (each such date known as a “ROFO Option Date”). In the event Landlord believes that it will come into possession of any of the ROFO Spaces earlier than the applicable ROFO Option Date, Landlord shall have the right to accelerate such ROFO Option Date by notice given to Tenant specifying the new ROFO Option Date, and which notice shall be given to Tenant no later than forty-five (45) days prior to the new ROFO Option Date.  If Tenant seeks to exercise its right to lease any of such ROFO Space upon the ROFO Terms, Tenant shall give Landlord written notice of such right no later than the date that is nine (9) months prior to the applicable ROFO Option Date (or, in the case of any accelerated ROFO Option Date, no later than fifteen (15) days prior to the accelerated ROFO Option Date), time being of the essence (which notice must be given to Landlord, by certified mail, return receipt requested, to the attention of Sam Rosenblatt, and which must state, in bold-faced capitalized letters, the following “WE HEREBY EXERCISE OUR RIGHT, PURSUANT TO PARAGRAPH 14 OF THE 4TH MODIFICATION OF LEASE AGREEMENT, TO LEASE THE FOLLOWING ROFO SPACE, AS DEFINED THEREIN:                   “). Upon the date that Landlord shall deliver possession of such ROFO Space to Tenant vacant, free of personalty and broom-clean (but in no event prior to the applicable ROFO Option Date, as the same may have been accelerated), the same shall be leased to Tenant upon the ROFO Terms.

B.                                     Inability to Deliver Possession.  If for any reason Landlord shall be unable to deliver possession of any ROFO Space that Tenant has agreed to Lease in accordance with Section A hereof on any ROFO Option Date, Landlord shall have no liability to Tenant therefore (except as otherwise expressly provided herein) and the validity of the Lease and this Agreement shall not be impaired (except that no rent shall be payable with respect to such undelivered ROFO Space), nor shall the Term be extended, by reason thereof, and Tenant shall accept delivery of such ROFO Space when delivered to Tenant, provided that such ROFO Space is vacant, free of personalty and broom-clean. This Paragraph B shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect. Notwithstanding the foregoing, in the event that Landlord shall fail to deliver any ROFO Space to Tenant vacant, free of personalty and broom-clean within one hundred and twenty (120) days of the specified ROFO Option Date (subject to reasonable extensions for force majeure), Tenant may, upon twenty (20) days’ prior written notice to Landlord (which notice must be given by certified mail return receipt requested with Tenant’s request in bold faced capital letters addressed to Landlord, to the attention of Sam Rosenblatt, and which notice must state the following: “PURSUANT TO PARAGRAPH 14 OF THE 4TH MODIFICATION OF LEASE, LANDLORD’S FAILURE TO DELIVER POSSESSION OF THE ROFO SPACE WITHIN TWENTY (20) DAYS OF THE DATE HEREOF SHALL RESULT IN THE TERMINATION OF THE LEASE WITH RESPECT TO THE ROFO SPACE.”), seek to terminate this Lease with respect to such ROFO Space only, and if Landlord shall have failed to cause the commencement date to occur with respect to such ROFO Space prior to the end of such twenty (20) day period, the Lease shall terminate with respect to such ROFO Space only, and the Minimum Rent and Tenant’s Share shall be appropriately adjusted.

C.                                     Tenant’s Failure to Notify.                           If Tenant fails to timely give the notice described in Paragraph A of this Section 14, then Landlord shall have the right to lease such ROFO Space to any third party (whether or not identified at such time), and Landlord shall have no obligation to offer such space to Tenant again during the initial or any Renewal Term of this Lease.

D.                                    Minimum Rent.    In the event Tenant shall have timely given the notice described in Paragraph A hereof and if such ROFO Space shall be incorporated into the Premises as herein provided, Tenant shall lease such ROFO Space through the Long-Term Space Expiration Date at an annual Minimum Rent (the “ROFO Minimum Rent”) equal to the Then Escalated Rent (as hereinafter defined). In addition (i) the ROFO Minimum Rent shall increase annually through the Long-Term Space Expiration Date at the rate of $0.75 per square foot, upon the same dates as the Minimum Rent for the Long-Term Space shall increase, (ii) Tenant’s Share shall increase by the applicable percentage shown on Exhibit C (with the Base Tax being Taxes for the 12 month period commencing on the first day of the year of the term of this Lease for such ROFO Space) (the Tenant’s Tax Payment payable with respect to such ROFO Space known as the “ROFO Tax Payment”), and (iii) the Security Deposit shall be increased by an amount equal to two months’ Minimum Rent at the annual rate payable for such ROFO Space during the period from January 1, 2015 through December 31, 2015 (the “ROFO Security Deposit”) (the foregoing known collectively as the “ROFO Terms”). The “Then Escalated Rent” shall be an amount equal to the sum of (x) the product obtained by multiplying (1) the per-square-foot annual Minimum Rental Rate for the year then in effect, as shown on Exhibit C annexed hereto, and (2) the rentable square footage of such ROFO Space, as shown on said Exhibit C, and (y) the Tenant’s Tax Payment that would have been payable under this Lease for the applicable ROFO Space on the date on which such ROFO Space shall be incorporated into the Premises, assuming (a) the Tenant’s Share with respect thereto would be as set forth on Exhibit C; and (b) the Base Tax would be as set forth in Paragraph A of Section 5 hereof. The parties acknowledge that the rentable square footage of each ROFO Space set forth on Exhibit C is for the sole purpose of making the rental calculations described herein, and that nothing herein or in said Exhibit C or on any floor plan attached to and made a part hereof, shall be deemed to be a representation or warranty by Landlord as to the size of the ROFO Space or any other portion of the Premises.

E.                                      Miscellaneous.     Any termination, cancellation or surrender of this Lease shall terminate any right of renewal or right of first offer. The parties shall enter into an agreement confirming the incorporation of the ROFO Space on the ROFO Terms, although their failure to enter into any such agreement shall not modify their rights or obligations hereunder. Time shall be of the essence with respect to the exercise by Tenant of all of its options under this Article. The rights granted to Tenant in this Article shall be personal to ImClone Tenants only.

15.                                 Landlord Indemnification

Notwithstanding anything to the contrary in the Lease, except to the extent caused by or arising from the acts or omissions of Tenant, its agents or employees, Landlord shall indemnify and hold Tenant harmless from any against any loss, cost, liability, damage and expense (including, without limitation, reasonable attorneys’ fees) arising from the gross negligence or willful misconduct in and about the Building of Landlord, its agents or employees.

16.                                 Tenant’s Termination Right Following a Fire or Casualty.

Notwithstanding anything to the contrary contained in Article 9 of the Original Lease, in the event the Premises shall be substantially damaged as a result of a fire or other casualty, Tenant shall give Landlord written notice of such condition and may request the opinion hereinafter described. Within one hundred twenty (120) days after Landlord’s receipt of Tenant’s request, Landlord shall furnish Tenant with the opinion of an independent architect specifying whether Landlord’s restoration work can be substantially completed within twelve (12) months from Landlord’s receipt of insurance proceeds. If the architect’s opinion states that the entire Premises cannot be so restored, then Tenant shall have the right to terminate this Lease by written notice given to Landlord within thirty (30) days after the furnishing of such opinion (time being of the essence). In addition, in the event of such fire or casualty where Landlord’s restoration work shall not be substantially completed within twelve (12) months from the Landlord’s receipt of insurance proceeds, subject to delays for force majeure, Tenant may, within thirty (30) days of such twelve (12) month date, as adjourned for delays for force majeure (time being of the essence), give written notice to Landlord of its intent to terminate this Lease, and if such restoration work shall not be substantially completed within thirty (30) days of the giving of such notice, this Lease shall terminate as of such thirtieth (30th) day as if it were the Expiration Date. In addition, in the event of a fire or casualty (x) in the Short-Term Space during the twelve (12) months prior to the Short-Term Space Expiration Date (as the same may be extended) that materially impairs Tenant’s use and occupancy of the Short-Term Space, Tenant may, within thirty (30) days of such fire or casualty (time being of the essence), give written notice to Landlord of its intent to terminate this Lease as it applies to the Short-Term Space, or (y) in the Long-Term Space during the twelve (12) months prior to the Long-Term Space Expiration Date (as the same may be extended), that materially impairs Tenant’s use and occupancy of the Long-Term Space, Tenant may, within thirty (30) days of such fire or casualty (time being of the essence), give written notice to Landlord of its intent to terminate this Lease as it applies to the Long-Term Space, and if in either case such restoration work shall not be substantially completed within thirty (30) days of the giving of such notice, this Lease shall terminate as of such thirtieth (30th) day as if it were the Expiration Date.

17.                                 Landlord Estoppel Certificate.

Landlord shall at any time and from time to time, but not more than twice per annum, upon not less than ten (10) days’ prior written notice from Tenant, execute, acknowledge and deliver to Tenant a statement in writing setting forth the Commencement Date, the Expiration Date and the Minimum Rent and certifying (i) that the Lease is unmodified and in full force and is in full effect (or if there has been any modification, that the same is in full force and effect as modified and stating the modification), (ii) the dates to which the Minimum Rent and Additional Rent have been paid in advance, if any (subject however, to Landlord’s right to (x) furnish a Landlord’s statement for a prior period and (y) bill Tenant for Additional Rent not theretofore billed, and Tenant’s obligation to pay the same in accordance with this Lease), and (iii) whether or not to the knowledge of Landlord, Tenant is in default in performance of any of its obligations under the Lease, and if so, specifying each default of which Landlord may have knowledge.

18.                                 Unenforceability.

If any of the provisions of the Lease or this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of the Lease or the circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of the Lease and this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.                                 Brokerage.

Tenant and Landlord each represents to the other that neither has dealt with any broker or brokers other than Cushman & Wakefield, Inc. and Olmstead Properties, Inc. (collectively, the “Broker”) in the negotiation of this Agreement. Tenant and Landlord hereby indemnify and agree to hold the other harmless from any loss, cost, damage, expense, claim or liability arising out of any inaccuracy or alleged inaccuracy of the above representation, including court costs and attorneys’ fees. Landlord shall pay any commission due to the Broker. The provisions of this Article shall survive the termination or expiration of this Agreement.

20.                                 Representations.

A.                                   Tenant.     Tenant hereby certifies that (a) the Lease is in full force and effect and has not been modified or amended except as herein provided, (b) Landlord has completed all improvements and made all contributions (if any) required of Landlord under the Lease and Tenant knows of no event which, with notice of the passage of time or both would constitute a default by Landlord under the Lease, and (c) Tenant has made no demand against Landlord and to its knowledge has no present right to make such demand with respect to charges, liens, defenses, counterclaims, offsets, claims, or credits against the payment of rent or additional rent or the performance of Tenant’s obligations under the Lease.

B.                                     Landlord. Landlord hereby certifies that (a) the Lease is in full force and effect and has not been modified or amended except as herein provided, (b) Landlord knows of no event which, with notice of the passage of time or both would constitute a default by Tenant under the Lease, and (c) Landlord has made no demand against Tenant and to its knowledge has no present right to make such demand with respect to charges, liens, defenses, counterclaims, offsets, claims, or credits against the payment of rent or additional rent or the performance of Tenant’s obligations under the Lease.

21.                                 Ratification.

Except as modified hereby, the Lease shall remain in full force and effect, and as modified hereby, the Lease is ratified and confirmed in all respects. Notwithstanding anything to the contrary contained in the Original Lease or the Modification Agreements, in the event that any term, covenant, condition or agreement contained in the Original Lease or the Modification Agreements shall conflict or be inconsistent with any term, covenant, condition or agreement contained in this Agreement, the parties hereto agree that the provisions of this Agreement shall prevail.

22.                                 Tenant Default.

In the event the Lease is terminated pursuant to the provisions of Article 17 of the Original Lease, then in addition to the remedies Landlord may have pursuant to Article 18 therein, Landlord may elect, at its option, to recover from Tenant, all damages it may incur by reason of such breach, including the cost of recovering the Premises and reasonable attorneys’ fees and expenses and shall be entitled to recover as and for liquidated damages, and not as a penalty, an amount equal to the difference between (1) the Minimum Rent, Additional Rent and charges equivalent to rent payable hereunder for the remainder of the stated term and (2) the reasonable rental value of the Premises for the remainder of the stated term, which sum shall be discounted to present value at the prime rate then published in The Wall Street Journal, all of which shall be immediately due and payable by Tenant. In determining the rental value of the Premises for such period, the rental realized by any reletting shall be deemed prima facie to be the rental value. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or any part thereof, or if the Premises are so relet, for its failure to collect the rent under such reletting, and no refusal or failure to relet or failure to collect rent shall affect Tenant’s liability for damages or otherwise hereunder. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amounts referred to herein.

23.                                 Miscellaneous.

This Agreement may not be orally changed or terminated, nor any of its provisions waived, except by an agreement in writing signed by the party against whom enforcement of any changes, termination or waiver is sought. This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns. Tenant acknowledges that this Agreement shall not be binding upon Landlord until Landlord shall have executed this Agreement and a counterpart thereof shall have been delivered to Tenant. Tenant and Landlord each hereby represents and warrants that it has full right, power and authority to enter into this Agreement and that the person executing this Agreement on behalf of Tenant and Landlord, respectively, is duly authorized to do so. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. The parties agree that, except as herein expressly provided, this Agreement and the Lease constitute the entire understanding between the parties with regard to the Premises. The captions, headings and titles in this Agreement are solely for convenience of reference and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

180 VARICK LLC

By:	/s/ San Rosenblatt
Name: SAN ROSENBLATT
Title: AUTH SIGNATORY

IMCLONE SYSTEMS INCORPORATED

By:	/s/ Michael Haverten
Name: Michael Haverten
Title: CFO

EXHIBIT A

The Premises including all Additional Spaces

ALL CONDITIONS, DIMENSIONS, AND

MEASUREMENTS ARE APPROXIMATE.

ALL CONDITIONS, DIMENSIONS,
MEASUREMENTS ARE APPROXIMATE

ALL CONDITIONS, DIMENSIONS, AND
MEASUREMENTS ARE APPROXIMATE.

EXHIBIT B

Existing Lease Expiration Date, Anticipated Additional Space Commencement

Date, Monthly Minimum Rent, and Tenant’s Share for Additional Spaces

Additional Space	Existing Lease Expiration Date; Anticipated Additional Space Commencement Date	Monthly Minimum Rent	Tenant’s Share

516	July 31, 2005;
	August 1, 2005	$2,677.50	0.36%

518	Sept, 30, 2004;
	Oct. 1, 2004	$2,529.00	0.34%

522	December 31, 2004;
	January 1, 2005	$6,426,00	0.85%

806	October 31, 2005;
	November 1, 2005	$6,529.50	0.87%

808	January 31, 2005;
	February 1, 2005	$2,229,75	0.30%

EXHIBIT C

ROFO Spaces

ROFO Space	ROFO Option Date	Rentable Square Footage	Tenant’s Share

502	July 3 1,2009	2,043	0.61%
504	August 31, 2009	2,147	0.64%
506	June 30, 2009	1,922	0.57%
512	April 30, 2009	2,322	0.69%
528	October 31,2008	1,588	0.47%

Period	Per Square Foot Rental Rate

January 1,2005 though December 31, 2005	$27.00

January 1, 2006 though December 31, 2006	$27.75

January 1, 2007 though December 31, 2007	$28.50

January 1,2008 though December 31, 2008	$29.25

January 1,2009 though December 31, 2009	$30.00

January 1,2010 though December 31,2010	$30.75

January 1,2011 though December 31, 2011	$31.50

January 1,2012 though December 31, 2012	$32.25

January 1,2012 though December 31, 2013	$33.00

January 1, 2014 though December 31, 2014	$33.75